Exhibit 10.54
                                SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made effective as of December 21,2004 (the "Effective Date") between BriteSmile, Inc., a Utah corporation with its principal office at 490 North Wiget Lane, Walnut Creek, CA 94598 ("Buyer") and Oraceutical, LLC, a Delaware limited liability company with its principal office at 8 15 Pleasant Street, Lee, MA 0 123 8 ("Supplier").

IN CONSIDERATION OF the mutual promises and covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       SCOPE OF AGREEMENT

1.1. Product Schedule. The Associated Center Procedure Kits and BriteSmile Center Procedure Kits, and, when required, individual Kit componentry, (the "Products") are to be supplied by Supplier and purchased by Buyer for its BriteSmile Centers, Associated Centers, and International Distributors hereunder and are listed in the attached Schedule A, together with the applicable pricing and Specifications. Schedule A may be amended to add, modify or delete Products, or to modify pricing, Specifications or other related terms, by mutual written agreement of the parties. In such event, the parties shall execute a modified Schedule A or an addendum thereto, which shall be attached to and become part of this Agreement.

1.2. Term. Unless earlier terminated in accordance with its terms, this Agreement (a) is effective from the Effective Date and continues for an initial term of five (5) years; and (b) shall automatically renew for additional consecutive one (1) year periods, subject to termination as set forth in Section 9. The initial term and all renewal terms are collectively referred to as the "Term".

1.3. Purchase of Products by BriteSmile Centers and Associated Centers. Buyer shall have the right to purchase, and Supplier agrees to supply directly to Buyer, BriteSmile Centers, Associated Centers, or International Distributors the Products at the Prices, and other terms of this Agreement as specified in this Agreement.

2.       DEFINITIONS

         In addition to other terms defined in this Agreement, the following terms, when the first letter is capitalized, have the meanings set forth in this Section 2 (Definitions).

2.1. "Agreement" means this Supply Agreement, including all schedules and exhibits to this Agreement as may be amended from time to time in accordance with this Agreement.

2.2. "Associated Centers" means independent dental offices known as BriteSmile Associated Centers who are authorized by Buyer to provide BriteSmile Procedures to their patients and customers.

2.3. "BriteSmile Center" means a spa-style retail business establishment using the BriteSmile brand name that provides only BriteSmile Procedures and related approved products and merchandise to consumers.

2.4. "BriteSmile Procedure" means a teeth whitening procedure using Buyer's authorized light activated teeth whitening system and materials, as authorized by Buyer's policies as in effect from time to time.

2.5. "Buyer Property" means all property, including without limitation, designs, drawings, processes, documentation, models, tools, equipment, fixtures, appurtenances, testing materials, devices and other tangible or intangible materials or property, owned by or licensed to Buyer and

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         which is furnished to Supplier.

2.6. "Delivery Date" means the particular date each Product must be delivered to the Delivery Location, as specified on a Sales Order or as otherwise agreed by the parties in writing.

2.7. "International Distributor" means a distributor who supplies the BriteSmile whitening system and the AC Procedure Kits to dental professionals located outside of the US.

2.8. "Prices" means the prices to be charged by Supplier to Buyer for each Product, as specified in Schedule A, as may be revised from time to time in accordance with this Agreement.

2.9. "Product" means each item listed in Schedule A, including any applicable Specifications.

2.10. "Purchase Order" means a binding commitment by Buyer to purchase a specified quantity of Products. Such specified quantity will be drawn down by placement of Sales Orders by Buyer.

2.11. "Sales Order" means a binding commitment by Buyer to have Supplier release and ship a specified quantity of Products pursuant to a Purchase Order issued by Buyer in accordance with this Agreement.

2.12. "Specifications" means the technical and functional requirements for the Products, as referenced in or attached to Schedule A and Exhibit 1, as may be amended from time to time by mutual written agreement of the parties.

3.       PRODUCT PURCHASES

3.1. General. Subject to the terms and conditions of this Agreement, Supplier shall supply, and Buyer shall purchase, Products at the applicable Prices.

3.2. Purchase Orders. Buyer shall purchase Products by issuing Purchase Orders to Supplier on a quarterly basis, stating the number of Product(s) it plans to purchase over the next 180 days. Each quarterly Purchase Order issued will take into account any adjustment in the number of required Product(s) based on the actual Product(s) sold by Buyer in the prior quarter. Purchase Orders shall be governed by the terms of this Agreement.

3.3. Sales Orders. Sales Orders shall be issued in writing pursuant to a Purchase Order, by mail or facsimile, or by electronic means as the parties may from time to time agree. Sales Orders provided verbally are not binding unless and until confirmed in writing as described in this Section. Sales Orders shall be governed by the terms of this Agreement.

3.4. Order Acceptance. All Sales Orders shall be deemed to be accepted by Supplier within 24 hours after Supplier's receipt of such Sales Orders. Supplier shall not unreasonably withhold acceptance of a Sales Order. Any denial of a Sales Order shall be delivered in writing to Buyer and shall specify the reasons for the denial.

3.5. Purchase of Buyer's Existing Inventory. At Buyer's option, exercisable within thirty (30) days of the Effective Date of this Agreement, Buyer may sell and ship to Supplier, and Supplier shall purchase, at cost, Buyer's existing inventory of supplies and components for the Products.

3.6. Initial Inventory Order. The parties acknowledge that prior to the date of this Agreement, Buyer, on behalf of Supplier, placed an Inventory Order for certain supplies and components to make the Products (the "Inventory Order"). Upon execution of this Agreement, Buyer shall direct shipment of the Inventory Order to Supplier, and Supplier agrees to pay for the purchase of the Inventory Order.


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4.       PACKAGING, SHIPPING AND DELIVERY REQUIREMENTS

4.1. Packaging. Supplier shall at its cost, package, label and handle all Products so as to protect them from reasonable loss or damage during shipment and while in storage, and shall comply with other related Buyer requirements as may be noted in Buyer's specifications. Supplier shall at its cost provide all packaging and labeling material. Supplier shall ensure at its cost that each shipment of Product is accompanied by a packing slip that indicates, at minimum, Product description, number of units, and the applicable Purchase Order and Sales Order numbers, and shall comply with other related Buyer requirements as may be noted in the Purchase Order and Sales Order.

4.2. Shipping Requirements. Supplier shall ship the Products to the delivery location specified on the Sales Order in a manner ensuring that the Products are delivered by the Delivery Date. Supplier shall comply with the shipping, carrier and transportation instructions specified by Buyer as may be agreed upon in a Sales Order. If Supplier ships Products by means other than as specified by Buyer in a Sales Order, Supplier shall pay for any resulting increase in the cost of freight. Where Buyer does not provide shipping, carrier and transportation instructions, Supplier shall select the best available carrier and means of transportation on a commercially reasonable basis.

4.3. Delivery Date. Delivery Dates for Products shall be as specified on each Sales Order, unless otherwise mutually agreed in writing. Supplier shall use commercially reasonable efforts to accept and comply with all Delivery Dates and quantities requested by Buyer.

4.4. Title and Risk of Loss. All Products shipped by Supplier pursuant to this Agreement shall be FOB Lee, Massachusetts, with all risk of loss or damage to the Products passing to Buyer upon delivery to the carrier. Buyer shall be responsible for insuring Products against loss or damage during shipment.

5.       PRICES, INVOICING AND PAYMENT TERMS

5.1. Prices. All Prices shall be as set out in Schedule A, subject to modification as set forth in Schedule A and in Section 5.4 below.

5.2. Invoicing and Payment. At the end of each week (or other such period of time as may be agreed upon by the parties) during which shipments of the particular Products are made pursuant to a Sales Order, Supplier shall issue an invoice. All invoices shall reference the associated Purchase Order and Sales Order numbers. Payment shall be net thirty (30) days following the date of the invoice, less one and one-half percent (1.5%) if received by Supplier within ten (10) days of the date of the invoice. Notwithstanding the foregoing, Buyer shall have no obligation to pay for Products shown on the invoice but that have been returned to Supplier for failure to conform to Product specifications.

5.3. Sales Taxes and Duties. Buyer is responsible for taxes and charges imposed on Buyer by any level of government or taxing authority with jurisdiction over Buyer at the delivery location specified in the applicable Sales Order as a result of Buyer's purchase of Products hereunder, excluding, however, all taxes computed upon the net income or gains of Supplier. Buyer shall not be responsible for paying any other taxes or charges in addition to the Prices, unless Buyer has previously agreed in writing to pay such additional taxes or charges.

5.4. Business and Price Reviews. From time to time during the Term, Buyer and Supplier shall, when either Buyer or Supplier requests, meet (by telephone, videoconference or in person) to discuss Supplier's performance, Prices and other issues relating to this Agreement, including but not limited to, Supplier's performance with regard to technology, quality, responsiveness, delivery and Prices. If, following such a meeting, despite good faith negotiation between the

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          parties,  Supplier fails to provide  competitive pricing for a Product or if Supplier has failed to comply with previously agreed targets, then Buyer may, with thirty (30) days prior written notice to Supplier setting out details of the failure, cancel this Agreement.

5.5. Priority of Supply. In the event of a Supplier capacity shortage with respect to the Products for any reason, other than a failure of Buyer to notify Supplier sufficiently in advance of an increase in demand for Products, Supplier shall promptly inform Buyer of the reasons for and the anticipated duration of the capacity shortage. Buyer shall be relieved of any liability or obligation to purchase or take delivery of any Products that Supplier cannot provide during a capacity shortage. If Supplier's delay or nonperformance as a result of such a capacity shortage continues for a period of more than thirty (30) days, Buyer may immediately terminate, at no charge or liability to Supplier, the Agreement.

6.       QUALITY ASSURANCE

6.1. Quality System. If Supplier does not already have an IS0 9000 or equivalent quality program, Supplier shall use best commercial efforts to implement a quality system that meets IS0 9000 or equivalent no later than six (6) months following the Effective Date of this Agreement.

6.2. Quality System and Other Audits. Buyer may, on a quarterly basis with at least five (5) business days prior written notice to Supplier, and with Supplier's full cooperation, enter upon Supplier's facilities, to review, inspect, test and to conduct audits of Supplier's operations, plant and facilities to ensure compliance with the terms of this
         Section 6, including without limitation to ensure that Supplier has established and maintains a quality system, plant and facilities acceptable to Buyer and that Supplier is otherwise in compliance with its obligations under this Section 6.

6.3. Supplier Corrective Action. Where problems or deficiencies are identified as provided for in this Section 6 (Quality Assurance),
          Buyer may issue Supplier Corrective Action Requests ("SCAR) to Supplier. Supplier shall promptly reply to a SCAR, and take immediate corrective action acceptable to Buyer to prevent the recurrence of any and all deficiencies or problems identified in such SCAR. To the extent the SCAR relates to a Product, including without limitation a problem or deficiency affecting Product quality, performance or reliability, Buyer shall have the right to reject, and Supplier shall at Buyer's request suspend, all further shipments of the affected Product, without any penalty, charge or liability to be paid by Buyer to Supplier, until the problems identified in the SCAR are corrected. Where Supplier fails to take the appropriate corrective action as identified in a SCAR within what Buyer, in its sole discretion, deems to be a commercially reasonable period of time, Buyer may, at its option, upon thirty (30) days prior written notice, either remove the affected Product from this Agreement or terminate the Agreement, without any penalty, charge or liability imposed upon Buyer, notwithstanding any other term or provision hereof.

6.4. Supplier Tests. Supplier shall perform all commercially reasonable test and inspection procedures, as well as those tests and inspections reasonably required by Buyer, in connection with the Product.

7.       WARRANTIES, SUPPORT AND INDEMNITIES

7.1. Product Warranty. Supplier warrants to Buyer for one (1) year from the date Products are shipped to the delivery location specified by Buyer ("Warranty Period), that the Products are free from defects in design, material and workmanship, by fully conforming to and performing in
          accordance  with  the   Specifications.   Products  not  meeting  such
          warranties ("Defective Products") may be returned and Supplier shall, promptly (a) replace the Defective Product at no cost to Buyer or (b) issue a full credit for all amounts paid in connection with such Defective Product. All Products replaced under warranty shall be warranted for the remainder of the unused warranty term or for six (6) months from shipment, whichever is longer.
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7.2.      Limitation  of  Warranties.  EXCEPT  AS  EXPRESSLY  SET  FORTH IN THIS
          AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS OR THEIR CONDITION OR USE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, ANY IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

7.3. Indemnification for Third Party Claims. Supplier shall defend, indemnify and hold harmless Buyer and its affiliates, successors, permitted assigns, respective officers, directors, stockholders, and employees, from and against, any loss, liability, claim, action, suit, damage and expense (other than special, incidental, consequential or punitive damages but including legal fees and expenses) (herein "Damages") arising out of (i) any breach of any representation, warranty or covenant made by Supplier hereunder; (ii) any gross negligence on the part of Supplier or its employees, agents or other contractors with respect to Product; and (iii) all personal injury (including death) andlor property damage resulting from the improper manufacture, processing, packaging, storage or handling of Product by Supplier prior to delivery to Buyer or Buyer's designee. Notwithstanding the preceding sentence, Supplier shall have no obligation to defend, indemnify or hold hannless with respect to any Damages caused in whole or in part by Products that are in compliance with Buyer's Product Specifications.

         Buyer shall defend, indemnify and hold harmless Supplier and its affiliates, successors, permitted assigns, respective officers, directors, stockholders, partners and employees, from and against all Damages arising out of (i) any breach of any representation, warranty or covenant made by the Buyer hereunder; (ii) any gross negligence on the part of the Buyer or its employees, agents or other contractors with respect to Product; (iii) all personal injury (including death) and/or property damage resulting from the maintenance, handling or use of Product after delivery to Buyer or Buyer's designee; and or (iv) Products that are in compliance with Buyer's Product Specifications.

7.4.      Consequential Damages. EXCEPT FOR SUPPLIER'S OBLIGATIONS UNDER SECTION
          10.5 OR A BREACH OF A PARTY'S CONFIDENTIALITY OBLIGATIONS PURSUANT TO THIS AGREEMENT, IN NO EVENT SHALL A PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUBCONTRACTORS OR OTHER REPRESENTATIVES BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECTCOSTS, EXPENSES OR DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF AGREEMENT, THE PARTIES AGREE THAT THEIR LIABILITIES UNDER THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR ANY OTHER LEGAL THEORY SHALL BE LIMITED TO DIRECT DAMAGES. DIRECT DAMAGES SHALL BE IN LIEU OF ALL OTHER REMEDIES THAT EITHER PARTY MAY HAVE AGAINST THE OTHER PARTY.

8. INSURANCE Supplier shall maintain during the Term, and, upon Buyer's request, shall furnish Buyer with proof of the existence of, insurance coverage of Supplier for comprehensive general liability insurance with third party liability coverage protecting Buyer against all claims, losses, costs, expenses and liabilities due to bodily injury, personal injury (including death) and property damage, including coverage for Supplier's contractual liabilities, of not less than Two Million U.S. Dollars ($2,000;000).

9.       EVENTS OF DEFAULT AND TERMINATION
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9.1.     Termination for Cause. A party may terminate this Agreement or remove the affected Product from this Agreement: (a) in the event of a default by the other party of any material obligation in this Agreement, effective sixty (60) days after written notice of such default is received by the party in default and provided that the party in default has not remedied the default during such sixty (60) day notice period to the non-breaching party's reasonable satisfaction.

9.2. Termination for Convenience by Buyer. Buyer may, at any time, upon giving Supplier at least ninety (90) days prior written notice, terminate this Agreement for convenience.

9.3. Termination for Convenience by Supplier. Supplier may, at any time, upon giving Buyer at least one hundred eighty (1 80) days prior written notice, terminate this Agreement for convenience. The parties agree that the extended notice period for termination for convenience by Supplier is necessary and appropriate due to the difficulty of finding alternative manufacturers for the Products.

9.4. Effect of Termination. Upon termination of this Agreement, the parties shall remain liable for any outstanding Purchase Orders and Sales Orders, except that Buyer may cancel outstanding Sales Orders for quality-related problems pursuant to the applicable terrns elsewhere in this Agreement. Additionally, within sixty (30) days of termination Buyer shall purchase from Supplier, and Supplier shall sell to Buyer, at cost (including any freight, warehousing, and handling expenses), all of Supplier's existing inventory of Products, including all components used in the production and shipment of said Products, in Supplier's possession or control, upon written notice to Supplier within thirty (30) days, provided that (i) Buyer shall not be obligated to purchase more than the amount reasonably anticipated to be necessary to hlfill its needs in accordance with Purchase Orders; and (ii) Buyer shall not be obligated to buy Products for which there have been quality-related problems that were not resolved prior to termination.

9.5. Survival. Notwithstanding the expiration or termination of this Agreement, the following provisions shall each survive in accordance with their terms: Section 2 (Definitions), Section 7 (Warranties, Support, and Indemnities), and Section 10 (Miscellaneous Provisions).

10.      MISCELLANEOUS

10.1. Mediation. In the event, despite good faith attempts, the parties are not able to resolve a dispute under this Agreement within thirty (30) days of a party first notifying the other of the issue giving rise to the dispute, or such longer period of time as the parties may mutually agree, either party may, by issuing a notice to the other party, initially seek to settle such dispute by non-binding mediation, provided that mediation proceedings may not be instituted until ten
          (10) business days after delivery of a written notice of mediation and where the other party has not remedied the matter within said time period. Mediation will be conducted with a mutually agreeable independent mediator. Both parties shall share equally all costs of such mediation proceedings, except that each party shall bear its own costs of its attorneys and witness fees and for the preparation for such proceedings. This Section shall not preclude either party from applying to any court of competent jurisdiction for preliminary or interim equitable relief in connection with this Agreement.

10.2. Assignment. Neither party shall assign any right or interest under this Agreement (excepting solely for moneys due or to become due) without the prior written consent of the other party, except that either party may assign this Agreement to any direct or indirect successor to the business of the assigning party as the result of any internal reorganization, merger, consolidation, acquisition, divestiture, or similar event, provided that the assignee agrees to be bound by the terms and conditions of this Agreement. Supplier shall be responsible to Buyer for all work performed by Supplier's subcontractors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.


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10.3.    Conflicts or Inconsistencies. Unless otherwise expressly stated, if there is any conflict or inconsistency between the main body of this Agreement or any Schedules to or Sales Orders issued pursuant to this Agreement, the order of precedence of interpretation, to the extent of such conflict or inconsistency, shall be as follows: (a) the main body of this Agreement, (b) Schedules, (c) Sales Order, except that a Sales Order may override the terms of this Agreement if both parties expressly agree in writing that it is intended to do so, and (d) Purchase Orders.

10.4. Entire Agreement. This Agreement, including the Schedules, which are attached hereto and incorporated herein by reference, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter herein. This Agreement cancels and supersedes all prior agreements and communications on the said subject matter. This Agreement may not be varied except through a document agreed to and signed by both parties.

10.5. Force Majeure. Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God beyond its control (collectively "Force Majeure") and without the fault or negligence of the delayed or nonconforming party or its subcontractors. Supplier's liability for loss or damage to Buyer Property, if any, in Supplier's possession or control shall not be modified by this Section 10.5. When a party's delay or nonperformance as a result of such Force Majeure continues for a period of at least thirty (30) days, the other party may immediately terminate, at no charge or liability to the other, this Agreement, any outstanding Sales Order.

10.6. Governing Law. This Agreement is governed by and construed in accordance with the applicable laws of the State of Utah and the United States of America without regard to any conflict of laws principles. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to transactions processed under this Agreement.

10.7. Notice. Unless otherwise expressly agreed in writing, any notice, consent or other document required to be sent pursuant to this Agreement shall be in writing and shall be deemed to be validly given by the delivery thereof to its recipient, either personally, by registered mail, prepaid mail, prepaid courier or, where a facsimile number is provided, by facsimile transmission. Notices shall be sent to the following:

        For Buyer:                          For Supplier:
        BriteSmile, Inc                     Oraceutical LLC
        490 North Wiget Lane                8 15 Pleasant Street
        Walnut Creek, CA                    Lee, MA 01238
        Attn: Nhat Ngo                      Attn: R. Eric Montgomery
        Fax: (925) 279-2905                 Fax: (413) 243-4100

        Legal notices only, copied to:
        Durham Jones & Pinegar              Banner & Witcoff, LTD
        11 1 East Broadway, Suite 900       28 State Street, 28" Floor
        Salt Lake City, Utah 84 1 1 1       Boston, MA 02109
        Attention: Jeffrey M. Jones         Attn: Peter McDermott
        Fax: (801) 415-3500                 Fax: (6 17) 227-4399

         Any written notice is deemed to have been received: (a) if sent by personal delivery, registered mail or prepaid courier, at the time of its delivery; (b) if sent by prepaid mail, on the fifth (5th) business day following its sending; or (c) if transmitted by facsimile transmission or other electronic means as may be permitted by this Agreement or otherwise mutually agreed, on the first business day

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         following successful transmission of the facsimile or other electronic communication, as may beu demonstrated by the sender's records. To be valid, any legal notice issued by facsimile transmission must be confirmed by prepaid courier.

10.8. Ownership. Nothing in this Agreement is intended to convey any right, title or interest in any Buyer Property that may be provided to Supplier by Buyer from time to time. Supplier shall return all Buyer Property to Buyer upon Buyer's request. In exchange for the consideration provided to Supplier hereunder Buyer shall have free title to, and all ownership interest in, the Products and related material delivered (except for software in which case Buyer is hereby granted a license) hereunder.

10.9. Relationship. The relationship between Buyer and Supplier is intended to be and shall be that of buyer and seller. A party and its employees, agents and representatives shall under no circumstances be considered agents, partners, parties to a joint venture or representatives of the other party. Neither party shall act or attempt to act, or represent itself, directly or by implication as agent, party to a joint venture with the other party, partner or representative of the other, or in any manner assume or attempt to assume or create any obligation or liability of any kind, express or implied, on behalf of, or in the name of, the other.

10.10. Unenforceability of Provisions. Each section and provision of this Agreement is severable from the Agreement and if one paragraph or provision is declared invalid, the remaining sections and provisions shall nevertheless remain in full force and effect and the parties shall, in good faith, negotiate an appropriate amendment to the Agreement to replace the invalid provision. If the parties shall fail to agree upon an appropriate amendment, then this Agreement shall be construed (a) as if such invalid or unenforceable provision or part thereof had been effectively modified to the extent necessary to avoid the illegality or unenforceability of such provision, if possible, and if not, then (b) as if such invalid or unenforceable provision or part thereof had not been contained herein.

10.11. Waiver. No party shall be deemed to have waived the exercise of any right that it holds under this Agreement or at law unless such waiver is expressly made in writing. Failure of a party at any time, and for any length of time, to require performance by the other party of any obligation under this Agreement shall in no event affect the right to require performance of that obligation or the right to claim remedies for breach under the Agreement or at law. A waiver by a party of any breach of any provision of this Agreement, unless otherwise expressly stated in writing, is not to be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement or at law.

10.12. Counterparts/Facsimile Signatures. This Agreement may be signed by manual or facsimile signature in several counterparts of like form, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

BRITESMILE, INC.                     ORACEUTICAL, L.L.C.


By: /s/ Nhat Ngo                     By: /s/ Eric Montgomery

Name: Nhat Ngo                       Name: Eric Montgomery

Title:                               Title:

Date:                                Date:

                                   SCHEDULE A

                           LIST OF PRODUCTS AND PRICES

Product                                                           Price

Universal Procedure Kit with Gel

Universal Procedure Kit without Gel (for International)

Procedure Gel Single Syringe, Labeled

Procedure Gel Single Syringe, Unlabeled

Procedure Gel - 5 Pack

Procedure Gel - 6 Pack

Barrier Material Syringe

Masking Cream Syringe


Universal Procedure Kits shall be provided in a single pack, 5-packs, or in a size configuration requested by BriteSmile.

Specifications:

The Procedure Kits shall be manufactured using the brand name components specified in the attached Exhibit 1, Procedure Kit Bill of Materials. Supplier shall not change any components unless agreed to in writing by Buyer. If a specified component becomes unavailable from the designated source, Buyer may specify a replacement component, subject to an increase in pricing for the applicable Procedure Kits if the replacement increases Supplier's costs, which may be passed through to Buyer.

Pricing
Prices are net 30 1 less 1.5% for net 10, FOB Lee, MA.

Prices may be adjusted on an annual basis during the term of this Agreement, provided however that any annual increase in price shall not exceed 2%. If there is an increase or decrease in componentry costs, such change will be reflected in the price.

                       First Addendum to Supply Agreement

This First Addendum to the Supply Agreement, dated December 21,2004 between BriteSmile, Inc., a Utah Corporation with its principal office at 490 N. Wiget Lane, Walnut Creek, CA 94598 (Buyer) and Oraceutical, LLC, a Delaware limited liability company with its principal office at 8 15 Pleasant Street, Lee, MA 01238 (Supplier) is made effective as of February 1st, 2005.

1. Buyer agrees to make a prepaid deposit with Supplier in an amount equal to thirty-five percent (35%) of the total value of the initial 6-month Purchase Order that was placed by Buyer on January 24", 2005. This equates to $339,818, or 35% of $970,908.15.

2. To facilitate and support Supplier, Buyer has transferred to Supplier pre-purchased inventory in the amount of $257,402, which will be deducted from the prepaid deposit. Buyer's cash contribution towards the prepaid deposit shall be in the amount of $82,416, which shall be paid to Supplier within 3 business days of execution of this addendum.

3. Buyer shall apply the prepaid deposit of $339,818 as a credit against Supplier invoices for shipments made by Supplier, starting with shipments made on and after June 1st , 2005. Buyer shall continue to apply this prepaid deposit as credit until such amount is exhausted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

BRITESMILE, INC.                       ORACEUTICAL, L.L.C.


By: /s/ Nhat Ngo                       By: /s/ Eric Montgomery

Name: Nhat Ngo                         Name: Eric Montgomery

Title:                                 Title:

Date:                                  Date:

                       Second Addendum to Supply Agreement

This Second Addendum to the Supply Agreement, dated December 21,2004 between Inc., a Utah Corporation with its principal office at 460 N. Wiget Lane, Walnut Creek, CA 94598 ("Buyer") and Oraceutical, LLC, a Delaware limited liability company with its principal office at 8 15 Pleasant Street, Lee, MA 0 8 (Supplier) is made effective as of May 16, 2005

1. From the effective date until December 31st, 2005, ("Initial Consolidation Term"), agrees to pay Supplier a weekly fee of $4,250 for Supplier's consolidation services ("Consolidation Fee"), as defined in Schedule A. The Consolidation Fee shall cover any and all related costs associated with Supplier's consolidation services, including but not limited to, the costs of warehouse space, management and administration, labor and handling, and incidental supplies. The Consolidation Fee shall be paid to Supplier ten (10) days of the date of each weekly invoice.

2. Within thirty (30) days after the conclusion of the Initial Consolidation Term, Buyer and Supplier agree to renegotiate in good faith the Consolidation Fee based on the actual number of consolidations performed by Supplier during said period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

BRITESMILE, INC.                    ORACEUTICAL, L.L.C.


By: /s/ Nhat Ngo                    By: /s/ Eric Montgomery

Name: Nhat Ngo                      Name: Eric Montgomery

Title:                              Title:

Date:                               Date:

                     Schedule A: Definition of Consolidation

For the purpose of determining the number of weekly consolidations performed by Supplier, the chart below provides a definition and examples of what is and is not considered a consolidation:


--------------------- ------------------------------------------------- -----------------------------------------------------
                                       CONSOLIDATION                                     NOT CONSOLIDATION
--------------------- ------------------------------------------------- -----------------------------------------------------
DEFINITION            o        Multiple stocking units packed           o        Single stocking units that do not have to
----------                 together  to form as few shipping units as        be packed together  to form fewer shipping
                           possible                                          units

                      o        Combination of different cases of        o        Multiple  stocking units going to a
                           products packed into a master carton              destination that need to be palletized

                      o        The effort to combine an order into      o        Any time a shipping label can be affixed
                           the most economical number of shipping            directly to a stocking unit box and shipped
                           units
                                                                        o        Any palletization of stocking units

--------------------- ------------------------------------------------- -----------------------------------------------------
EXAMPLES              o        Five pack of procedure kits plus five    o        Single five pack KT1616-5
--------                   pack of gel
                      o        Note: this example of a consolidation    o        Single case of toothpaste R0004
                                    is no longer necessary, given
                                    that the procedure kit and gel      o        Single case of Mouthwash R0009
                                    have been consolidated into one
                                    kit                                 o        Multiple  stocking units for a Center that
                                                                             require palletization
                      o        Single procedure kit plus separate gel
                           syringe                                      o        International orders for stocking units
                                                                             that require palletization
                      o        Internet orders that require
                           consolidation                                o        Shipments of product to Walnut Creek that
                                                                             require palletization such as procedure kits,
                      o        International orders that require             gels, componentry.
                           combining stocking units into fewer
                           shipping units                               o        Internet orders that do not require
                                                                             consolidation


--------------------- ------------------------------------------------- -----------------------------------------------------